UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2016

GOLD TORRENT, INC.

Nevada	000-53872	06-1791524
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

960 Broadway Avenue, Suite 530, Boise, Idaho 83706

(Address of principal executive offices)

(208) 3434-1413

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

As previously disclosed, Gold Torrent, Inc. (the “Registrant”) conducted a private placement offering (the “Offering”) of its common stock, par value $0.001 per share (the “Common Stock”) to certain accredited investors (the “Investors”), pursuant to which the Registrant agreed to sell and the Investors agreed to purchase shares of the Common Stock for $0.50 per share.

The Registrant previously reported that it had sold an aggregate of 900,000 shares of Common Stock at the price of $0.50 per share, for aggregate proceeds of $450,000. During the period ended December 31, 2016, the Company entered into subscription agreements for $250,000 in cash for 500,000 shares of Common Stock representing approximately 3.4% of the number of outstanding shares of Common Stock at that time. Following the period and on January 13, 2017, the Registrant sold 480,000 shares at a purchase price of $0.50 per share for a total amount of $240,000.

The shares of Common Stock were offered and sold without registration under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act as provided in Rule 506(b) of Regulation D promulgated thereunder. The Shares have not been registered under the Securities Act or any other applicable securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act.

Each of the offerings was made to an “accredited investor” (as defined by Rule 501 under the Securities Act). In addition, the sale of securities did not involve a public offering; the Registrant made no solicitation in connection with the sale other than communications with the Investors; the Registrant obtained representations from the Investors regarding their investment intent, experience and sophistication; and the investor either received or had access to adequate information about the Registrant in order to make an informed investment decision.

This Current Report on Form 8-K contains forward-looking statements that involve risks and uncertainties. The risks and uncertainties involved include the dilution to current stockholders as a result of the potential purchase price discount offered to the Investors, as well as other risks detailed from time to time in the Registrant’s periodic filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GOLD TORRENT, INC.

Date: February 10, 2017	By:	/s/ Daniel Kunz
	Name:	Daniel Kunz
	Title:	Chairman, Chief Executive Officer